Exhibit 99.1

FLIR Systems Announces First Quarter 2020 Financial Results
− First Quarter Revenue of $450.9 Million
− First Quarter Revenue Growth of 1.4% over Prior Year Quarter
− Record First Quarter Total Backlog of $859.3 Million
− First Quarter GAAP Diluted Earnings Per Share (“EPS”) of $0.11; Adjusted Diluted EPS of $0.42

ARLINGTON, Va. – May 6, 2020 – FLIR Systems, Inc. (NASDAQ: FLIR) (“FLIR” or the “Company”), a world leader in the design, manufacture, and marketing of intelligent sensing technologies, today announced financial results for the first quarter ended March 31, 2020.
Commenting on FLIR’s first quarter results, Jim Cannon, President and Chief Executive Officer, said, “As the COVID-19 pandemic has created unprecedented challenges around the globe, we are extremely proud that FLIR products and technology are playing a critical role in helping combat the spread of this virus. As a result, we continue to experience increased demand for our thermal cameras for use in Elevated Skin Temperature—or EST—screening. Although these thermal cameras cannot detect or diagnose any type of medical condition, the cameras do serve as an effective tool to identify elevated skin temperatures through accurate, non-contact temperature monitoring. I’d like to extend my gratitude to our employees for their commitment, as we work to ensure that governments, first responders, and businesses across the globe all have appropriate EST resources during this challenging time. In this environment, the health and safety of our employees is our top priority. We have enacted stringent protocols to help ensure their safety, including restricting visitors to our facilities, requiring temperature screening upon arrival, implementing staggered work schedules to reduce the number of employees working at a given time, and regular deep cleanings at all of our facilities.”

Mr. Cannon continued, “While it is still too early to estimate longer term demand for our EST screening technology, sales of these products have offset other headwinds to our business resulting from the pandemic. Consistent operational execution contributed to FLIR delivering revenue and adjusted diluted earnings per share at the higher-end of the expectations we provided for the first quarter. We also continued to execute our ‘Project Be Ready’ initiative to drive cost savings across the enterprise. During the quarter we experienced continued demand in our Defense Technologies segment, particularly for our unmanned systems and solutions and in our Industrial Technologies segment for our EST products. However, the COVID-19 pandemic has resulted in disruptions to our supply chain as well as significantly reduced sales in our commercially-centric businesses including maritime and security. Although our first quarter bookings faced a difficult year-over-year comparison, we were pleased to end the quarter with a record total backlog of $859.3 million.”
Mr. Cannon concluded, “Today, we are operating in a highly uncertain environment. I am pleased that FLIR has entered this pandemic with financial flexibility to continue operating our business through this difficult time. We look forward to emerging from this crisis as a more resilient company that stepped-up in a time of need for the customers we serve.”
Summary Results
Revenues for the quarter were $450.9 million, compared to $444.7 million in the prior year quarter, reflecting a 1.4% increase. Bookings totaled $502.0 million in the quarter, representing a book-to-bill ratio of 1.11. Backlog at the end of the quarter was a record $859.3 million, reflecting a 2.8% increase relative to the prior year quarter.
GAAP Earnings Results

Gross profit for the quarter was $219.4 million, compared to $233.9 million in the prior year quarter. Gross margin decreased to 48.6% from 52.6% in the prior year quarter, primarily attributable to increases in intangible asset amortization and a shift in product mix in the Defense Technologies segment. The mix shift included lower-margin unmanned programs, in-line with the Company’s strategic priorities to focus on leadership in sensor solutions, unmanned and autonomous solutions, airborne ISR and decision support. Operating income for the quarter was $28.5 million, compared to $81.1 million in the prior year quarter. Operating margin decreased to 6.3% from 18.2% in the prior year quarter, primarily attributable to product mix in the Defense Technologies segment and increases in restructuring expenses, intangible asset amortization, consent agreement costs, research and development expenses, and deferred compensation costs.  Diluted EPS was $0.11, compared to $0.45 in the prior year quarter. The weighted average diluted share count for the quarter was 135 million compared to 137 million in the prior year quarter, primarily due to stock repurchases.
Non-GAAP Earnings Results

Adjusted gross profit for the quarter was $229.5 million, compared to $237.5 million in the prior year quarter.  Adjusted gross margin decreased to 50.9% from 53.4% in the prior year quarter, primarily attributable to the aforementioned product mix in the Defense Technologies segment.  Adjusted operating income for the quarter was $75.5 million, compared to $97.4 million in the prior year quarter. Adjusted operating margin decreased to 16.7% from 21.9% in the prior year quarter, primarily attributable to product mix in the Defense Technologies segment and an increase in research and development expenses and deferred compensation costs. Adjusted diluted EPS was $0.42, compared to $0.53 in the prior year quarter.

Segment Results
As previously announced, in connection with the Project Be Ready initiative to simplify and reshape the Company’s product portfolio and organizational structure, the Company has restructured its business into two reportable segments effective January 1, 2020 – the Industrial Technologies segment and the Defense Technologies segment. Segment operating results for the three months ended March 31, 2019 have been recast to reflect the new presentation as two reportable segments.
Industrial Technologies Segment
Industrial Technologies revenues for the quarter of $276.4 million increased by $5.0 million, or 1.9% compared to the prior year quarter. The revenue increase was primarily attributable to heightened demand for EST cameras as a result of the COVID-19 pandemic, partially offset by lower volume in maritime products, security products and cooled cameras and components.
Industrial Technologies segment operating income was $64.3 million, compared to $69.0 million in the prior year quarter. Segment operating margin decreased to 23.2% from 25.4% in the prior year quarter, primarily attributable to a non-cash loss on disposal of equipment and product mix.
Industrial Technologies bookings totaled $335.6 million for the quarter, representing a book-to-bill ratio of 1.21. Backlog at the end of the quarter was $330.0 million, reflecting a 28.3% increase relative to the prior year quarter, primarily as a result of increased orders for EST cameras.
Defense Technologies Segment
Defense Technologies revenues for the quarter of $174.5 million increased by $1.2 million, or 0.7% compared to the prior year quarter. The revenue increase was primarily attributable to contributions of unmanned revenue from the Aeryon Labs and Endeavor Robotics acquisitions, partially offset by the completion of certain contracts that contributed to revenue in the prior year quarter.
Defense Technologies segment operating income was $33.2 million, compared to $46.9 million in the prior year quarter. Segment operating margin decreased to 19.0% from 27.0% in the prior year quarter, primarily attributable to a shift in product mix towards lower-margin unmanned programs, and an increase in research and development expenses to support future franchise programs.
Defense Technologies bookings totaled $166.4 million for the quarter, representing a book-to-bill ratio of 0.95. Backlog at the end of the quarter was $529.3 million, reflecting an 8.6% decrease relative to the prior year quarter, primarily as a result of order and subsequent deployment timing for a few major programs.
Corporate Developments—COVID-19 Update
FLIR’s businesses have been deemed essential for critical infrastructure under the Cybersecurity and Infrastructure Security Agency exemption, and all of its manufacturing facilities remain operational. FLIR has implemented stringent safety protocols and continues to monitor recommendations and guidelines issued by the Centers for Disease Control, the European Centre for Disease Prevention, and the World Health Organization to ensure the health and safety of its employees.
While the situation remains highly fluid, FLIR ended the first quarter of 2020 with ample liquidity and financial flexibility. As of March 31, 2020, the Company had $309 million in cash and cash equivalents and approximately $260 million in borrowing capacity within its credit facility based on current profitability levels and leverage covenants. Given the high degree of uncertainty in the current macroeconomic environment resulting from COVID-19, the Company remains focused on cash preservation activities, disciplined capital allocation, and executing Project Be Ready to simplify its product portfolio and better align resources with higher growth opportunities while reducing costs.

Shareholder Return Activity
In the first quarter of 2020, prior to escalation of the COVID-19 pandemic, the Company invested $150.0 million to repurchase approximately 4.1 million shares of its common stock at an average price of $36.46 per share. As of March 31, 2020, approximately 8.3 million shares remained available for future purchases under the current stock repurchase program.
FLIR’s Board of Directors has declared a quarterly cash dividend of $0.17 per share on FLIR common stock, payable on June 5, 2020 to shareholders of record as of close of business on May 22, 2020.
FLIR expects to continue to provide returns to its stockholders in the form of quarterly dividends.  However, in order to preserve cash given the COVID-19 pandemic, FLIR will pause its share repurchase activity for the foreseeable future.

Financial Outlook
The COVID-19 pandemic has generated significant uncertainty, including an overall lack of visibility into future demand trends and economic conditions in the markets in which FLIR operates.  The Company is continuing to closely monitor the impact of the pandemic on its operational and financial performance and adjust as necessary; however, the magnitude and duration of the outbreak including its impact to FLIR’s operations, supply chain partners and customers remains uncertain. As a result, the Company has withdrawn its previously issued guidance for the full year ending December 31, 2020.
Conference Call
FLIR has scheduled a conference call at 9:00 a.m. Eastern Time today to discuss its results for the quarter. The details for the conference call can be found below. A simultaneous webcast of the conference call and the accompanying summary presentation may be accessed online from a link in the Events & Presentations section of the Company’s Investor Relations website at www.FLIR.com/investor. A replay will be available upon completion of the conference call at this same internet address. Summary first quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section of the Company’s Investor Relations website.
First Quarter Financial Results Conference Call
Date:	Wednesday, May 6, 2020
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-9039 (Domestic) 1-201-689-8470 (International)
Conference ID:	13700390
Webcast:	http://public.viavid.com/index.php?id=138559
Replay:
For those unable to participate during the live broadcast, a replay of the call will also be available from 12:00 p.m. Eastern Time on May 6, 2020 through 11:59 p.m. Eastern Time on May 20, 2020 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13700390.

About FLIR Systems, Inc.
Founded in 1978, FLIR Systems is a world-leading industrial technology company focused on intelligent sensing solutions for defense, industrial, and commercial applications. FLIR Systems’ vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com and follow @flir.

Forward-Looking Statements
Statements, estimates or projections in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following:

•	risks related to United States government spending decisions and applicable procurement rules and regulations;
•	negative impacts to operating margins due to reductions in sales or changes in product mix;
•	impairments in the value of tangible and intangible assets;
•	unfavorable results of legal proceedings;
•
risks associated with international sales and business activities, including the regulation of the export and sale of our products worldwide and our ability to obtain and maintain necessary export licenses, as well as the imposition of significant tariffs or other trade barriers;

•	risks related to subcontractor and supplier performance and financial viability as well as raw material and component availability and pricing;
•	risks related to currency fluctuations;
•	adverse general economic conditions or volatility in our primary markets;
•	our ability to compete effectively and to respond to technological change;
•	risks related to product defects or errors;
•	our ability to protect our intellectual property and proprietary rights
•	cybersecurity and other security threats and technology disruptions
•	our ability to successfully manage acquisitions, investments and divestiture activities and integrate acquired companies;
•	our ability to achieve the intended benefits of our strategic restructuring;
•	our ability to attract and retain key senior management and qualified technical, sales and other personnel;
•	risks to our supply chain, production facilities or other operations, and changes to general, domestic, and foreign economic conditions, due to the COVID-19 pandemic; and
•	other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission.

In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.
Definitions and Non-GAAP Financial Measures
Bookings are defined as contractual agreements awarded during the reporting period. Backlog is defined as total estimated amount of future revenues to be recognized under negotiated contracts.

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings, and (vi) adjusted diluted EPS. These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP, and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results as outlined in the "GAAP to Non-GAAP Reconciliation" table included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis. Items excluded consist of: (i) separation, transaction, and integration costs, (ii) amortization of acquired intangibles, (iii) restructuring expenses and asset impairment charges, (iv) discrete legal and compliance matters, and (v) discrete tax items. We do not consider these items to be directly related to our core operating performance. Non-GAAP measures are used internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our ongoing operating results over the periods presented;
•	the ability to identify trends in our underlying business; and
•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:
•	Separation, transaction, and integration costs – Represents transaction and integration costs related to divestiture and acquisition initiatives.
•	Amortization of acquired intangibles – Represents amortization expense associated with acquired intangible assets.
•
Restructuring expenses and asset impairment charges – Represents employee separation expenses, facility termination costs, and other expenses as well as goodwill, intangible asset, and inventory impairment charges associated with Company restructuring activities.

•
Discrete legal and compliance matters – Represents costs incurred associated with certain legal and compliance matters that are not representative of ongoing operational costs. These expenses are primarily attributable to an administrative agreement with the U.S. Department of State (the “Consent Agreement”) to address and remediate certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a Directorate of Defense Trade Controls penalty, expenses associated with retention of a Special Compliance Officer, and remedial actions required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations.

•
Discrete tax items – Represents tax expenses and benefits related to discrete events or transactions that are not representative of the Company’s estimated tax rate related to ongoing operations. These items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations.

Adjusted net earnings and adjusted diluted EPS include an estimate to reflect the tax effect of the discrete items identified above. The tax effect is calculated by applying the Company’s overall estimated effective tax rate, excluding significant discrete items, to earnings before income taxes.

Investor Relations
Lasse Glassen
Addo Investor Relations
Investors@flir.com
(424) 238-6249

FLIR Systems, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)(Unaudited)
	Three Months Ended
	March 31,
	2020	2019

Revenue	$450,923	$444,736
Cost of goods sold	231,555	210,875
Gross profit	219,368	233,861

Operating expenses:
Research and development	53,847	47,680
Selling, general and administrative	116,242	104,490
Restructuring expenses	20,784	609
Total operating expenses	190,873	152,779

Earnings from operations	28,495	81,082

Interest expense	6,961	5,516
Interest income	(349)	(1,057)
Other (income) expense, net	(1,315)	1,866

Earnings before income taxes	23,198	74,757

Income tax provision	7,774	13,009

Net earnings	$15,424	$61,748

Net earnings per share:
Basic earnings per share	$0.12	$0.46
Diluted earnings per share	$0.11	$0.45

Weighted average shares outstanding:
Basic	133,596	135,541
Diluted	134,927	137,165

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three months ended March 31, 2020 that management has determined had no material effect for the periods presented.

FLIR Systems, Inc.
Consolidated Balance Sheets
(In thousands)(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$308,615	$284,592
Accounts receivable, net	301,998	318,652
Inventories	397,526	388,762
Prepaid expenses and other current assets	122,395	116,728
Total current assets	1,130,534	1,108,734

Property and equipment, net	251,421	255,905
Deferred income taxes, net	39,458	39,983
Goodwill	1,328,828	1,364,596
Intangible assets, net	231,953	247,514
Other assets	140,043	120,809
Total assets	$3,122,237	$3,137,541
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$157,971	$158,033
Deferred revenue	30,364	28,587
Accrued payroll and related liabilities	76,330	72,476
Accrued product warranties	15,018	14,611
Advance payments from customers	20,964	28,005
Accrued expenses	38,981	40,815
Accrued income taxes	7,450	14,735
Other current liabilities	39,333	27,349
Credit facility	191,000	16,000
Long-term debt, current portion	11,923	12,444
Total current liabilities	589,334	413,055

Long-term debt, net of current portion	636,273	648,419
Deferred income taxes	39,961	53,544
Accrued income taxes	55,497	55,514
Other long-term liabilities	96,592	95,576

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at March 31, 2020 and December 31, 2019
Common stock, $0.01 par value, 500,000 shares authorized, 130,371 and 134,394 shares issued at March 31, 2020 and December 31, 2019, respectively, and additional paid-in capital	1,304	16,692
Retained earnings	1,886,753	2,020,686
Accumulated other comprehensive loss	(183,477)	(165,945)
Total shareholders' equity	1,704,580	1,871,433

Total liabilities and shareholders' equity	$3,122,237	$3,137,541

FLIR Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Cash flows provided by operating activities:
Net earnings	$15,424	$61,748
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24,225	16,662
Stock-based compensation	7,646	8,090
Loss on disposal of assets	2,991	-
Deferred income taxes	(165)	222
Other, net	(3,152)	(1,328)
Increase (decrease) in cash, net of acquisitions, resulting from changes in:
Accounts receivable	12,118	(25,771)
Inventories	(14,453)	(17,472)
Prepaid expenses and other current assets	382	1,944
Other assets	(391)	3,659
Accounts payable	1,592	26,019
Deferred revenue	2,140	(4,531)
Accrued payroll and other liablities	11,084	(8,057)
Accrued income taxes	(6,259)	(1,722)
Other long term liabilities	(2,316)	(3,952)
Net cash provided by operating activities	50,866	55,511

Cash flows from investing activities:
Additions to property and equipment, net	(12,717)	(9,140)
Proceeds from sale of assets	-	2,973
Business acquisitions, net of cash acquired	-	(579,556)
Minority interest and other investments	-	(5,000)
Net cash used in investing activities	(12,717)	(590,723)

Cash flows from financing activities:
Net proceeds from credit facility and long-term debt, including current portion	175,000	723,054
Repayment of credit facility and long-term debt	(3,021)	(375,000)
Repurchase of common stock	(150,000)	(24,998)
Dividends paid	(22,728)	(23,031)
Proceeds from shares issued pursuant to stock-based compensation plans	1,459	9,721
Tax paid for net share exercises and issuance of vested restricted stock units	(879)	(1,013)
Other financing activities	-	(419)
Net cash (used in) provided by financing activities:	(169)	308,314

Effect of exchange rate changes on cash and cash equivalents	(13,957)	(883)

Net increase (decrease) in cash and cash equivalents	24,023	(227,781)
Cash and cash equivalents, beginning of period	284,592	512,144
Cash and cash equivalents, end of period	$308,615	$284,363

FLIR Systems, Inc.
Segment Performance
(In thousands)(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
SEGMENT REVENUE
Industrial Technologies Segment	$276,415	$271,386
Defense Technologies Segment	174,508	173,350

SEGMENT EARNINGS FROM OPERATIONS
Industrial Technologies Segment	$64,265	$69,019
Defense Technologies Segment	33,154	46,890

SEGMENT OPERATING MARGIN
Industrial Technologies Segment	23.2%	25.4%
Defense Technologies Segment	19.0%	27.0%

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three months ended March 31, 2020 that management has determined had no material effect for the periods presented.

FLIR Systems, Inc.
GAAP to Non-GAAP Reconciliation
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended March 31, 2020

	As Report	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non- GAAP Results
Gross profit	$219,368	$738	$9,385	$-	$-	$-	$229,491
Operating expenses	(190,873)	4,514	2,511	20,784	9,081	-	(153,983)
Earnings from operations	28,495	5,252	11,896	20,784	9,081	-	75,508
Non-operating expense, net	(5,297)	-	-	-	-	-	(5,297)
Earnings before income taxes	23,198	5,252	11,896	20,784	9,081	-	70,211
Income tax provision	(7,774)	(998)	(2,260)	(3,949)	(1,725)	3,366	(13,340)
Net earnings	$15,424	$4,254	$9,636	$16,835	$7,356	$3,366	$56,871

Gross margin	48.6%	0.2%	2.1%	0.0%	0.0%	0.0%	50.9%
Operating margin	6.3%	1.2%	2.6%	4.6%	2.0%	0.0%	16.7%

Net earnings per diluted share	$0.11	$0.03	$0.07	$0.12	$0.05	$0.02	$0.42
Weighted average diluted shares outstanding	134,927	134,927	134,927	134,927	134,927	134,927	134,927

	Three Months Ended March 31, 2019

	As Report	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non- GAAP Results
Gross profit	$233,861	$-	$3,678	$-	$-	$-	$237,539
Operating expenses	(152,779)	6,477	2,250	609	3,342	-	(140,101)
Earnings from operations	81,082	6,477	5,928	609	3,342	-	97,438
Non-operating expense, net	(6,325)	-	-	-	-	-	(6,325)
Earnings before income taxes	74,757	6,477	5,928	609	3,342	-	91,113
Income tax provision	(13,009)	(1,328)	(1,215)	(125)	(685)	(2,316)	(18,678)
Net earnings	$61,748	$5,149	$4,713	$484	$2,657	$(2,316)	$72,435

Gross margin	52.6%	0.0%	0.8%	0.0%	0.0%	0.0%	53.4%
Operating margin	18.2%	1.5%	1.3%	0.1%	0.8%	0.0%	21.9%

Net earnings per diluted share	$0.45	$0.04	$0.03	$0.00	$0.02	$(0.02)	$0.53
Weighted average diluted shares outstanding	137,165	137,165	137,165	137,165	137,165	137,165	137,165

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three months ended March 31, 2020 that management has determined had no material effect for the periods presented.